Exhibit 5.4

[WATKINS LUDLAM WINTER & STENNIS, P.A. letterhead]

October 7, 2003

United Components, Inc.
301 Industrial Drive
Albion, IL 62806

Pioneer, Inc.
Post Office Box 191
Meridian, MS 39302-0191

Latham & Watkins LLP
555 Eleventh Street, N.W.
Suite 1000
Washington, D.C. 20004

Re:	Registration Statement on Form S-4 Relating to $230,000,000 Aggregate Principal Amount of 9 3/8% Senior Subordinated Notes Due 2013

Ladies and Gentlemen:

     In connection with the registration of $230,000,000 aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2013 (the “Securities”) by United Components, Inc., a Delaware corporation (the “Company”) and each of the co-registrants, the guarantees of the Securities (the “Guarantees”) by each of the entities listed on Schedule A hereto (the “Guarantors”), and specifically that certain guaranty of the Securities (the “Covered Guaranty”) by Pioneer, Inc., a Mississippi corporation (the “Covered Guarantor”), under the Securities Act of 1933, as amended (the “Act”), on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on July 21, 2003, and amended October 7, 2003 (File No. 333-107219) (the “Registration Statement”), you have requested our opinion with respect to the matters set forth below. The Securities and the Guarantees will be issued pursuant to an indenture dated as of June 20, 2003 (the “Indenture”) by and among the Company, each of the Guarantors and Wells Fargo Bank Minnesota, National Association, as Trustee (the “Trustee”). The Securities and the Guarantees will be issued in exchange for the Company’s outstanding 9 3/8% Senior Subordinated Notes due 2013 on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto. The Indenture, the Securities and the Guarantees are sometimes referred to herein collectively as the “Operative Documents.” Capitalized terms used herein without definition have the meanings assigned to them in the Indenture.

United Components, Inc.
Pioneer, Inc.
Latham & Watkins LLP
October 7, 2003

     In our capacity as special counsel to the Covered Guarantor, in connection with such registration, we are familiar with the proceedings taken by the Covered Guarantor in connection with the authorization and issuance of the Indenture pursuant to which the Securities and the Covered Guaranty will be issued and have reviewed a signed copy of the Indenture bearing the signature of John Ritter on behalf of the Company and each of the Guarantors, including the Covered Guarantor.

     In addition, we have examined originals or copies certified or otherwise identified to our satisfaction of the following documents:

(i)	a copy of the Articles of Incorporation of the Covered Guarantor, filed with the Secretary of State on December 22, 1992 as certified as being a true and correct copy by the Secretary of State on June 10, 2003;

(ii)	the Bylaws of the Covered Guarantor;

(iii)	the Certificate of Existence with respect to the Covered Guarantor from the Mississippi Secretary of State dated June 10, 2003 (the “Certificate of Existence”);

(iv)	the Written Consent in Lieu of a Special Meeting of the Directors of the Covered Guarantor, dated June 20, 2003; and

(v)	Pioneer, Inc.’s Secretary Certificate dated June 20, 2003 (the “Officer’s Certificate”).

     The documents described in (i) through (v) above are collectively referred to herein as the “Corporate Documents.” With respect to all factual matters, we have relied solely upon, and have assumed the accuracy, completeness and genuineness of, the representations, warranties and certificates contained in and made pursuant to, the Operative Documents and the Corporate Documents.

     We have not served as general counsel for any of the parties to, nor have we been involved in the transactions contemplated in, the Operative Documents. We have represented the Covered Guarantor only with respect to the rendering of this opinion.

     In rendering the opinions set forth below, we have relied, with your permission, upon the following specific assumptions, the accuracy of which we have not independently verified:

     (i)       Except for the Operative Documents, there are no other documents or agreements executed by or between any of the parties that would expand or otherwise modify the obligations

United Components, Inc.
Pioneer, Inc.
Latham & Watkins LLP
October 7, 2003

of the Covered Guarantor under the Covered Guaranty or that would have any effect on the opinion rendered herein;

     (ii)      In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies and that the duly elected officers as identified and signed the Officer’s Certificate are the only parties which executed documents on behalf of the Covered Guarantor; and

     (iii)     the Bylaws of the Covered Guarantor that have been provided to us are the current Bylaws of the Covered Guarantor, and there have been no Amendments to such Bylaws that would have any effect on the opinion rendered herein.

     We are members of the Bar of the State of Mississippi, and this opinion relates only to the laws of the State of Mississippi. We are not admitted to practice in any state other than the State of Mississippi and do not opine on the laws of any other jurisdiction or federal law, including federal securities law, or any state securities law, including Mississippi securities laws, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including the federal laws of the United States, or as to any matters of municipal law or the laws of any local agencies within any state.

     Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

     (1)      The Indenture has been duly authorized by all necessary corporate action of the Covered Guarantor and has been duly executed and delivered by the Covered Guarantor.

     (2)      The notation of Covered Guaranty to be endorsed on the Securities has been duly authorized by all necessary corporate action of the Covered Guarantor.

     To the extent that the obligations of the Company and each Guarantor under the Operative Documents may be dependent upon such matters, we assume for purposes of this opinion that the Trustee, Company and each Guarantor other than the Covered Guarantor: (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite organizational and legal power and authority to perform its obligations under each of the Operative Documents to which it is a party; (c) is duly qualified to engage in the activities contemplated by each such Operative Document; and (d) has duly authorized, executed and delivered each such Operative Document.

     This opinion is for the benefit of the addressees hereof and we consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Validity of the Securities” contained in the prospectus contained therein. Except as set forth in the preceding sentence, this letter may not be quoted for any other purpose without our prior written consent.

United Components, Inc.
Pioneer, Inc.
Latham & Watkins LLP
October 7, 2003

Very truly yours,

WATKINS LUDLAM WINTER & STENNIS, P.A.

United Components, Inc.
Pioneer, Inc.
Latham & Watkins LLP
October 7, 2003

Schedule A

Guarantors

	Name	Jurisdiction

1.	Mid-South Mfg., Inc.	Arkansas
2.	Airtex Products, LLC	Delaware
3.	Champion Laboratories, Inc.	Delaware
4.	UCI-Airtex Holdings, Inc.	Delaware
5.	UCI Investments, L.L.C.	Delaware
6.	Airtex Products, Inc.	Illinois
7.	Chefford Master Manufacturing Co.	Illinois
8.	Pee Cee Manufacturing Co., Inc.	Illinois
9.	Fuel Filter Technologies, Inc.	Michigan
10.	Pioneer, Inc.	Mississippi
11.	Neapco Inc.	Pennsylvania
12.	Wells Manufacturing Corp.	Wisconsin